NEWS FOR RELEASE: IMMEDIATE                         CONTACT:   Lee A. Brown
                                                    Ramtron
                                                    719-481-7213

          RAMTRON COMPLETES $5.4 MILLION PRIVATE EQUITY PLACEMENT

COLORADO SPRINGS, CO. December 15, 1999 -Ramtron International Corporation (Nasdaq: RMTR) announced today that on December 13, 1999 it raised approximately $5.4 million in a private placement of its common stock and warrants. In the private placement, investors purchased approximately 953,000 units consisting of one share of Ramtron common stock and two warrants to purchase common stock. The first warrant allows for the purchase of one share of common stock at $10.80, and the second warrant allows for the purchase of one share of common stock at $16.20. Both warrants expire in two years.

Ramtron plans to use the net proceeds of the equity placement to fund working capital and for general corporate purposes, including continued research and development, manufacturing and marketing of its ferroelectric random access memory (FRAM (registered trademark)) and enhanced dynamic random access memory (EDRAM (registered trademark)) technologies.

For additional information regarding Ramtron, contact Communications Department, 1850 Ramtron Drive, Colorado Springs, Colorado USA, 80921. Telephone 800-545-FRAM (3726); fax 719-481-9294; e-mail info@ramtron.com; Homepage page http://www.ramtron.com.

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